TEXT  OF  PRESS  RELEASE  DATED  MAY  18,  2001

COMPANY  CONTACT:                      AGENCY  CONTACT:
Debra  Scott                           Dave  Richardson
Genus,  Inc.                           Positio,  Inc.
Tel:  (408)  747-7140  x1407           Tel:  (650)  815-1006  x108
Email:  dscott@genus.com               Email:  dave@positiopr.com

                       GENUS CLOSES PRIVATE PLACEMENT OF
                            COMMON STOCK AND WARRANTS

     SUNNYVALE, Calif., May 18 /PRNewswire/ -- Genus, Inc. (Nasdaq: GGNS - news) announced that it has entered into definitive agreements to receive up to $11.5 million in net proceeds for the sale of its common stock and warrants to purchase common stock. The stock and warrants have been placed with several institutional and private investors.

The investors will receive 2,541,787 shares of common stock, and warrants to purchase 1,270,893 shares of common stock in exchange for aggregate proceeds of approximately $7.6 million. Upon the exercise of the warrants, which are priced at $3.50 per share, the company will receive an additional $4.4 million. The proceeds amount is based on Genus' average closing stock price for the 20 trading days prior to May 7, 2001. The closing date of this transaction was May 17, 2001. The total dilution of Genus' outstanding common stock will be slightly less than 20 percent, if all of the warrants are exercised.

Net proceeds from the private placement will be used to fund inventory, sales and sales support to address new customers, working capital and general corporate purposes.

Bill Elder, chairman and CEO of Genus, stated, "We are very pleased to have been successful in raising equity capital during extremely difficult financial market conditions. This equity will allow us to continue executing our growth strategy for 2001 and beyond."

Genus' growth strategy includes growing its customer base from the current six customers up to eight to 10 customers by the end of 2001, and increasing annual revenues by 30 percent. The company reported annual revenues of $40.6 million for the year 2000, which was a 43 percent increase over 1999 revenues. The company is leveraging its atomic layer deposition (ALD) technology as a substantial means of gaining new customers in new markets. ALD holds promise as an enabling solution to fabrication problems posed by shrinking electronic geometries. The company has already attracted several new customers with its ALD capabilities.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company expects to file a registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement. The warrants in this private placement will become exercisable when the registration statement is declared effective by the Securities and Exchange Commission (SEC).

Forward-Looking  Statements
This press release contains forward-looking statements regarding the company's anticipated exercise of options granted in this private placement, business and customer growth, revenue growth expectations, and acceptance of ALD technology by the marketplace. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to the company's stock prices precluding exercise of warrants granted, actual customer orders received by the company, the extent to which the company's products are accepted by the marketplace, the timing of final acceptance of products by customers and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in subsequently filed quarterly reports on Form 10-Q filed with the SEC.

About  Genus
Founded in 1982, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.
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SOURCE:  Genus,  Inc.